Exhibit 99.1

INTELLIGROUP REPORTS FIRST QUARTER FINANCIAL RESULTS

Edison, NJ (May 14, 2007):  Intelligroup Inc., a consulting, business optimization, and outsourcing firm serving global corporations, today reported financial results for its first quarter.  Such results are included at the end of this release and in the periodic report on Form 10-Q for the period ended March 31, 2007, as filed with the United States Securities and Exchange Commission.

First Quarter Highlights

•	Revenue: Year over Year revenue grew 12.1%; Quarter over Quarter revenue grew by a moderate 2%
•	Utilization rates: Utilization rates increased to 69% in the first quarter of 2007 from 68% for the fourth quarter of 2006 and 66% for the first quarter of 2006.
•	New Customers: 30 new customers were added globally in the first quarter.

First Quarter performance:

The Company reported revenues in the first quarter of 2007 of $32.7, which marks a 2% increase from $32.0 million in the fourth quarter of 2006 and a 12.1% increase from $29.1 million in the first quarter of 2006. The Company’s average bill rates were relatively flat in the first quarter of 2007 as compared with the fourth quarter of 2006 and the first quarter of 2006.  The Company reported gross margin of 19.8% for the first quarter of 2007 which marks a decrease from 23.3% for the fourth quarter of 2006 and 27.2% for the first quarter of 2006.  The Company reported an operating loss of $3.0 million in the first quarter of 2007 which marks an increase from $2.6 million in the fourth quarter of 2006 and $1.8 million in the first quarter of 2006.

ABOUT INTELLIGROUP

Intelligroup is a vertically-led ERP focused life cycle management partner serving global corporations as well as public sector clients. Its proven Global delivery model has enabled customers to accelerate results and reduce costs significantly. With deep expertise in industry-specific enterprise solutions, Intelligroup has earned a reputation for consistently exceeding client expectations. Intelligroup develops implements and supports IT solutions for some of the largest U.S. school systems and global corporations including GE, Hershey, Abbott Labs, Eastman Chemical, Hitachi, and Kimball International.

SAFE HARBOR STATEMENT

Certain statements contained herein, including statements regarding the development of services and markets and future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).

Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby.  Factors that could cause actual results to differ materially include, but are not limited to, variability of quarterly operating results, continued uncertainty of the IT market and revenues derived from application management business, uncertainty in revenues for traditional professional services offerings, loss of one or more significant customers, reliance on large projects, concentration of revenue, unanticipated costs associated with continued litigation, ability to attract and retain professional staff, dependence on key personnel, ability to manage growth effectively, risks associated with strategic partnerships, various project-associated risks, including termination with short notice, substantial competition, general economic conditions, risks associated with intellectual property rights, risks associated with international operations and other risk factors detailed under the caption “Risk Factors” in Intelligroup’s SEC filings.  Intelligroup disclaims any intention or obligation to update forward looking statements as a result of developments occurring after the date of this press release.

Intelligroup and the Intelligroup logo are registered trademarks and ‘Creating the Intelligent Enterprise’, 4Sight, 4Sight Plus, ASPPlus, myADVISOR, ASPPlus Power Upgrade Services and Uptimizer are service marks of Intelligroup in the U.S. and other countries. All other trademarks and company names mentioned are the property of their respective owners.

INTELLIGROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except par value)

	March 31, 2007	December 31, 2006

	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,328	$12,277
Short-term Investments	3,140	2,227
Accounts receivable, less allowance for doubtful accounts of $1,066 and $991at March 31, 2007 and December 31, 2006, respectively	18,439	20,477
Unbilled services, less allowance for doubtful accounts of $891 at March 31, 2007 and December 31, 2006	12,124	9,464
Prepaid expenses	1,098	957
Prepaid Taxes	—	170
Other current assets	1,233	1,296

Total current assets	44,362	46,868
Property and equipment, net	5,411	5,472
Deferred taxes and other assets	2,740	2,203

Total Assets	$52,513	$54,543

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit borrowings	$4,946	$4,959
Accounts payable	3,984	3,078
Accrued payroll and related taxes	11,388	11,301
Accrued expenses and other current liabilities	5,265	4,695
Deferred revenue	1,796	2,294
Income taxes payable	122	—
Current portion of obligations under capital lease	410	483

Total current liabilities	27,911	26,810
Obligations under capital lease, net of current portion	566	552
Deferred revenue, net of current portion	660	686
Other long-term liabilities	63	101

Total Liabilities	29,200	28,149

Commitments and contingencies
Shareholders’ Equity
Preferred stock, $.01 par value, 5,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 50,000 shares authorized, 41,933 shares issued and outstanding at March 31, 2007 and December 31, 2006	419	419
Additional paid-in capital	70,028	69,702
Accumulated deficit	(47,547)	(43,753)
Accumulated other comprehensive loss	413	26

Total shareholders’ equity	23,313	26,394

Total liabilities and shareholders’ equity	$52,513	$54,543

INTELLIGROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)
(in thousands except per share data)

	THREE MONTHS ENDED MARCH 31,

	2007	2006

Revenue	$32,700	$29,171
Cost of revenue	26,240	21,247

Gross profit	6,461	7,924

Selling, general and administrative expenses	8,911	9,150
Depreciation and amortization	598	579

Total operating expenses	9,510	9,729

Operating loss	(3,049)	(1,805)
Interest expense, net	(192)	(104)
Other income (expense)	62	(24)

Loss before income tax provision	(3,179)	(1,933)
Provision for income taxes	615	42

Net loss	$(3,793)	$(1,975)

Loss per share:
Basic net loss per share	$(0.09)	$(0.06)

Weighted average number of common shares outstanding - basic	41,933	35,176
Diluted net loss per share	$(0.09)	$(0.06)

Weighted average number of common shares outstanding - diluted	41,933	35,176